Sonendo, Inc. Reports Third Quarter 2023 Financial Results

LAGUNA HILLS, CA – November 8, 2023 – Sonendo, Inc. (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the third quarter ended September 30, 2023.

Recent Highlights

•
Total revenue of $10.4 million for the third quarter of 2023, representing growth of 6%, compared to prior year period
•
Reduced cash burn to approximately $10 million in the third quarter of 2023; additionally, implemented reduction in force in November 2023 to further conserve cash and improve operating efficiency
•
Procedure instrument revenue of $5.1 million for the third quarter of 2023, representing growth of approximately 7% compared to prior year period
•
Ending installed base as of September 30, 2023, was 1,076 units
•
Announced launch of second generation CleanFlowTM Procedure Instrument for heightened efficacy and ease of use

“We are pleased with third quarter performance as we continue to confront lingering macroeconomic challenges. Our sales pipeline remains robust and we have integrated several new commercial strategies to combat the impacts of lengthening sales cycles,” said Bjarne Bergheim, president and chief executive officer of Sonendo. “We remain confident in our business fundamentals and increased adoption of our technology and improvements to the gross margin profile.”

Third Quarter 2023 Financial Results

Total Revenue was $10.4 million for the third quarter of 2023, an increase from $9.8 million for the third quarter of 2022. GentleWave console revenue was $2.1 million for the third quarter of 2023 compared to $2.1 million for the third quarter of 2022. Procedure instrument revenue was $5.1 million, an increase from $4.8 million for the third quarter of 2022. Other product related revenue was $0.9 million for the third quarter of 2023 and $0.8 million for the third quarter of 2022. Software revenue was $2.2 million, an increase from $2.1 million for the third quarter of 2022.

Gross margin for the third quarter of 2023 was 24%, compared to 24% for the third quarter of 2022. During the third quarter of 2023, we recorded $1.3 million impairment charges of long-lived assets in cost of sales. Excluding the charges, Non-GAAP gross margin for the third quarter of 2023 would have been 36%.

Total operating expenses for the third quarter of 2023 were $18.5 million, compared to $16.9 million for the third quarter of 2022. During the third quarter of 2023, we recorded $2.1 million impairment charges of long-lived assets in operating expenses.

Loss from operations was $16.1 million for the third quarter of 2023, compared to $14.6 million for the third quarter of 2022. Non-GAAP loss from operations was $10.4 million for the third quarter of 2023 compared to $12.4 million for the third quarter of 2022. Non-GAAP loss from operations excludes stock-based compensation expense, depreciation and amortization expense and impairment of long-lived assets.

Net loss was $17.0 million for the third quarter of 2023, compared to $15.5 million for the third quarter of 2022.

Cash and cash equivalents and short-term investments as of September 30, 2023 totaled $55.9 million.

2023 Financial Guidance

The company expects total revenue for the full year of 2023 to be approximately $44.0 million.

Webcast and Conference Call Information

Sonendo will host a conference call to discuss the third quarter 2023 financial results after the market close on Wednesday, November 8, 2023 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (833) 470-1428 for domestic callers or (404) 975-4893 for international callers, using access code: 878491. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investor.sonendo.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “expect,” “may,” “plan,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. The forward-looking statements are based on Sonendo’s current expectations, forecasts and beliefs including statements related to Sonendo’s 2023 financial guidance. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the degree of market acceptance of our products by dental practitioners and our ability to maintain strong working relationships with our customers, risks associated with manufacturing our products in large-scale commercial quantities, our dependence on third party suppliers, our ability to raise capital when needed, and our ability to comply with extensive government regulation and oversight. These and other risks and uncertainties include those described more fully in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (SEC) on March 8, 2023, as well as any reports that we may file with the SEC subsequently and in the future, including without limitation to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 and June 2023, under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Use of Non-GAAP Financial Measures

Sonendo’ financial results are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). This press release and the reconciliation tables included in the financial schedules below include non-GAAP gross profit, non-GAAP gross margin and non-GAAP loss from operations (collectively, the "Non-GAAP measures"). Non-GAAP gross profit and non-GAAP gross margin exclude impairment of long-lived assets. Non-GAAP loss from operations exclude, as applicable, stock-based compensation expense, depreciation and amortization and impairment of long-lived assets. Management believes that Non-GAAP measures are useful in helping identify the company’s core operating performance and enables management to consistently analyze the period-to-period financial performance of the core business operations. Management also believes that Non-GAAP measures, will enable investors to assess the company in the same way that management has historically assessed the company’s operating results against comparable companies with conventional accounting methodologies. The company’s definition for each of the Non-GAAP measures has limitations as an analytical tool and may differ from other companies reporting similarly named measures. Non-GAAP measures should not be considered measures of financial performance under GAAP, and the items excluded from such Non-GAAP measures should not be considered in isolation or as alternatives to financial statement data presented in the financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

For a reconciliation of our Non-GAAP measures presented herein to GAAP measures, the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Gross Profit and Gross Margin” and “Reconciliation of GAAP to Non-GAAP Loss from Operations” in the financial schedules below.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com

SONENDO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,090	$17,665
Short-term investments	43,849	73,784
Accounts receivable, net	5,600	5,798
Inventory	11,442	15,462
Prepaid expenses and other current assets	2,510	8,397
Total current assets	75,491	121,106
Property and equipment, net	216	2,860
Operating lease right-of-use assets	3,300	2,455
Intangible assets, net	748	2,292
Goodwill	8,454	8,454
Other assets	118	118
Total assets	$88,327	$137,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$950	$4,438
Accrued expenses	3,817	5,357
Accrued compensation	3,110	3,616
Operating lease liabilities	1,334	1,114
Other current liabilities	1,840	2,191
Total current liabilities	11,051	16,716
Operating lease liabilities, net of current	1,782	1,095
Term loan, net	37,202	36,746
Other liabilities	512	773
Total liabilities	50,547	55,330
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized —10,000,000 shares; issued and outstanding - none	—	—
Common stock, $0.001 par value; authorized — 500,000,000 shares; issued and outstanding— 52,971,301 shares as of September 30, 2023 and 49,974,281 shares as of December 31, 2022	53	50
Additional paid-in-capital	456,868	451,060
Accumulated other comprehensive loss	(6)	(61)
Accumulated deficit	(419,135)	(369,094)
Total stockholders’ equity	37,780	81,955
Total liabilities and stockholders’ equity	$88,327	$137,285

SONENDO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Product revenue	$8,163	$7,795	$25,604	$23,440
Software revenue	2,243	2,051	6,569	5,986
Total revenue	10,406	9,846	32,173	29,426
Cost of sales:
Product and software	6,619	7,528	23,942	22,276
Impairment of long-lived assets	1,341	—	1,341	—
Total cost of sales	7,960	7,528	25,283	22,276
Gross profit	2,446	2,318	6,890	7,150
Operating expenses:
Selling, general and administrative	13,442	12,586	42,859	37,393
Research and development	3,049	4,328	9,841	13,196
Impairment of long-lived assets	2,051	—	2,051	—
Total operating expenses	18,542	16,914	54,751	50,589
Loss from operations	(16,096)	(14,596)	(47,861)	(43,439)
Other expense, net:
Interest and financing costs, net	(884)	(943)	(2,180)	(2,759)
Loss before income tax expense	(16,980)	(15,539)	(50,041)	(46,198)
Income tax expense	—	—	—	—
Net loss	$(16,980)	$(15,539)	$(50,041)	$(46,198)
Other comprehensive income (loss) (net of tax):
Unrealized gain (loss) on short-term investments	24	(7)	55	(49)
Comprehensive loss	$(16,956)	$(15,546)	$(49,986)	$(46,247)
Net loss per share – basic and diluted	$(0.18)	$(0.47)	$(0.53)	$(1.61)
Weighted-average shares outstanding – basic and diluted	94,286,107	33,116,536	93,790,557	28,688,018

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

GROSS PROFIT AND GROSS MARGIN

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross profit	$2,446	$2,318	$6,890	$7,150
Gross margin	24%	24%	21%	24%

Adjustments:
Impairment of long-lived assets	1,341	—	1,341	—
Non-GAAP gross profit	$3,787	$2,318	$8,231	$7,150
Non-GAAP gross margin	36%	24%	26%	24%

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

LOSS FROM OPERATIONS

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP loss from operations	$16,096	$14,596	$47,861	$43,439
Adjustments:
Stock based compensation:
Included in cost of sales	(55)	(123)	(294)	(364)
Included in selling, general and administrative	(1,584)	(1,435)	(4,927)	(3,820)
Included in research and development	(145)	(165)	(564)	(887)
Depreciation and amortization
Included in cost of sales	(257)	(168)	(740)	(507)
Included in selling, general and administrative	(262)	(232)	(758)	(613)
Included in research and development	(32)	(33)	(94)	(122)
Impairment of long-lived assets
Included in cost of sales	(1,341)	—	(1,341)	—
Included in operating expenses	(2,051)	—	(2,051)	—
Non-GAAP loss from operations	$10,369	$12,440	$37,092	$37,126